Exhibit 99.1

Contact:	Charlene Hamrah (Investment Community) (212) 770-7074 Chris Winans (News Media) (212) 770-7083
AIG REPORTS SECOND QUARTER 2007 RESULTS
     NEW YORK, NY, August 8, 2007 — American International Group, Inc. (AIG) today reported that its net income for the second quarter of 2007 was $4.28 billion or $1.64 per diluted share, compared to $3.19 billion or $1.21 per diluted share in the second quarter of 2006. Net income, as reported, includes the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.
     Second quarter 2007 adjusted net income, as defined below, was a record $4.63 billion or $1.77 per diluted share, compared to $4.16 billion or $1.58 per diluted share in the second quarter of 2006.
     Net income for the first six months of 2007 was $8.41 billion or $3.21 per diluted share, compared to $6.39 billion or $2.43 per diluted share in the first six months of 2006. Adjusted net income for the first six months of 2007 was $9.02 billion or $3.44 per diluted share, compared to $7.53 billion or $2.87 per diluted share in the first six months of 2006.
SECOND QUARTER
(in millions, except per share data)

				Per Diluted Share
	2007	2006	Change	2007	2006	Change

Net income	$4,277	$3,190	34.1%	$1.64	$1.21	35.5%
Net realized capital gains (losses), net of tax	(17)	(144)	—	(0.01)	(0.06)	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (a)	(332)	(824)	—	(0.12)	(0.31)	—
Adjusted net income (b)(c)	$4,626	$4,158	11.3%	$1.77	$1.58	12.0%
Average shares outstanding				2,613	2,625

SIX MONTHS
(in millions, except per share data)

				Per Diluted Share
	2007	2006	Change	2007	2006	Change

Net income	$8,407	$6,385	31.7%	$3.21	$2.43	32.1%
Net realized capital gains (losses), net of tax	(73)	(26)	—	(0.03)	(0.01)	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (a)	(537)	(1,157)	—	(0.20)	(0.44)	—
Cumulative effect of an accounting change, net of tax (d)	—	34	—	—	0.01	—
Adjusted net income (b)(e)	$9,017	$7,534	19.7%	$3.44	$2.87	19.9%
Average shares outstanding				2,621	2,624

(a)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings. The three and six months ended June 30, 2007 include out of period after-tax charges of $280 million and $247 million, respectively, including a $247 million after-tax charge in both periods to reverse net gains recognized on transfers of available for sale securities among legal entities consolidated within AIGFP. The first six months of 2006 included an out of period charge of $145 million, net of tax, related to the remediation of the material weakness in accounting for certain derivative transactions under FAS 133.

(b)	Excludes net realized capital gains (losses), cumulative effect of an accounting change and FAS 133, net of tax.

(c)	Includes out of period increases of $123 million or $0.05 per diluted share and $311 million or $0.12 per diluted share in the second quarter of 2007 and 2006, respectively. See note (g) on page 11.

(d)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(e)	Includes out of period increases (decreases) of $(170) million or $(0.07) per diluted share and $25 million or $0.01 per diluted share in the first six months of 2007 and 2006, respectively. See note (g) on page 11.
     At June 30, 2007, AIG’s consolidated assets were $1.034 trillion and shareholders’ equity was $104.33 billion. Book value per share increased to $40.44, including a reduction of $0.90 per share related to payments advanced to repurchase shares of $2.34 billion.
     During the second quarter of 2007, AIG repurchased 22,021,462 shares of its common stock. An additional 24,501,510 shares were purchased through August 6, 2007, for a total of 48,993,471 shares purchased year to date.

     Commenting on the second quarter’s results, AIG President and Chief Executive Officer Martin J. Sullivan said, “Overall, AIG performed very well in the second quarter. Results were driven by solid growth in General Insurance, Life Insurance & Retirement Services, Asset Management and Capital Markets. Partnership returns remained strong, positively affecting investment income.
     “AIG’s financial performance continues to reflect the competitive advantages of our diverse, global operations. With well positioned, market leading businesses and a balance sheet that now exceeds a trillion dollars in assets, we continue to successfully translate these strong attributes into specific strategies and positive business results. Management remains focused on expanding AIG’s global reach, recently receiving approval to establish a wholly owned general insurance subsidiary in China, acquiring a mortgage finance company in India, and expanding our business cooperation agreement with the Bank of Investment and Development of Vietnam.
     “Within the organization, we are also taking steps that will enhance future performance. The continuing development of our economic capital model is helping us deploy capital more efficiently. Our Deliver the Firm initiative to leverage AIG’s scale and scope is being embraced within the organization as a powerful means to generate new business. For instance, AIG Private Client Group and AIG Advisor Group recently formed a strategic alliance to enhance AIG’s ability to serve the high-net-worth market by offering creative insurance solutions in addition to the broad range of investment options currently available. Additionally, worldwide recognition of our brand is increasing quickly through AIG’s corporate advertising and brand-building sponsorships, including our sponsorship of Manchester United Football Club. In fact, AIG recently made its first appearance on BusinessWeek’s annual ‘Top 100 Brands’ survey. AIG ranked 47th on the list of the most valuable global brands, ahead of all insurance competitors, with a brand value estimated at $7.49 billion.
     “During the second quarter of 2007, AIG increased book value and generated an adjusted return on equity of 19.8 percent, while returning capital to shareholders through share repurchases and increased dividends. We remain focused on creating long-term opportunities to grow at attractive rates of return and, ultimately, driving even greater shareholder value.
     “We continue to be very comfortable with our exposure to the U.S. residential mortgage market, both in our operations and our investment activities. However, in recognition of the significant investor interest in this topic, we will provide a presentation during our earnings call, which will be available in the investor information section of AIG’s website tomorrow morning at 7:30 a.m.”
GENERAL INSURANCE
     General Insurance second quarter 2007 operating income before net realized capital gains (losses) increased 1.7 percent to $3.04 billion compared to the second quarter of 2006, or 18.9 percent excluding the $432 million second quarter 2006 pre-tax increase in income relating to the out of period adjustment from unit investment trust accounting. The second quarter 2007 combined ratio was 87.12, compared to 86.47 in the second quarter of 2006. Second quarter 2007 General Insurance net investment income reflects higher levels of invested assets and increased partnership income compared to the second quarter of 2006.

     Domestic Brokerage Group (DBG) second quarter 2007 operating income was $1.98 billion, an increase of 30.4 percent compared to the second quarter of 2006 on strong growth in underwriting profit and net investment income. Improved underwriting results reflect favorable loss trends in recent accident years across most lines of business. Second quarter 2007 net premiums written declined slightly to $6.44 billion compared to $6.48 billion in the second quarter of 2006, as DBG maintained its underwriting discipline. Strong growth in the commercial property, commercial liability, and accident & health lines was offset by increasing competition and rate declines in directors & officers, excess casualty and workers’ compensation coverages.
     Personal Lines second quarter 2007 operating income was $120 million compared to $117 million in the second quarter of 2006. Net premiums written increased 1.9 percent compared to the second quarter of 2006, driven by continued growth in the AIG Private Client Group. The second quarter 2007 combined ratio improved to 94.50, primarily due to pricing and underwriting enhancements in AIG Agency Auto, favorable loss trends and growth in the Private Client Group and solid underwriting results in the direct business.
     Mortgage Guaranty reported an operating loss of $78 million in the second quarter of 2007, compared to income of $110 million in the second quarter of 2006. The continuing weakness in the U.S. housing market resulted in a significant increase in losses for the domestic mortgage insurance business. The domestic second-lien business was the primary contributor to the decline in operating income; however, the domestic first-lien business also experienced an increase in incidence and severity of losses incurred. Net premiums written increased 40.9 percent on strong growth in international markets and higher renewal premiums on the domestic first-lien book of business, where persistency has increased compared to the second quarter of 2006.
     Foreign General second quarter 2007 operating income declined 22.7 percent to $849 million compared to the second quarter of 2006, but increased 23.8 percent excluding the $412 million second quarter 2006 out of period adjustment for unit investment trusts. Second quarter 2007 operating income was negatively affected by $68 million in catastrophe-related losses from the U.K. floods. Net premiums written increased 9.4 percent in original currency compared to the second quarter of 2006, with consumer lines in Latin America, Europe and the Far East as well as commercial lines in Europe and the U.K. contributing to the increase.
     At June 30, 2007, General Insurance net loss and loss adjustment reserves totaled $65.20 billion, a $1.16 billion increase from March 31, 2007. For the second quarter of 2007, net loss development from prior accident years, excluding accretion of discount, was favorable by approximately $120 million. The overall favorable development consisted of approximately $475 million of favorable development from accident years 2003 through 2006, partially offset by approximately $355 million of adverse development from accident years 2002 and prior.
LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services second quarter 2007 operating income before net realized capital gains (losses) increased 14.2 percent to $2.90 billion. Domestic Life Insurance & Retirement Services increased 31.2 percent and Foreign Life Insurance & Retirement Services increased 3.9 percent compared to the second quarter of 2006, or 14.3 percent excluding the $144 million pre-tax increase in second quarter 2006 income relating to the out of period adjustment from unit investment trust accounting.

     Operating income growth in the domestic life insurance line was driven by increased partnership income, overall in-force business growth and a decrease in certain litigation accruals, partially offset by higher policyholder benefits. Second quarter 2007 retail periodic premium sales of life insurance declined compared to the second quarter of 2006, primarily as a result of re-pricing of certain products and tightening of underwriting standards in the second half of 2006. Payout annuities results reflect growth in in-force business, increased net investment income and favorable policyholder benefits compared to the second quarter of 2006. The decline in premiums compared to the second quarter of 2006 was largely the result of a decline in single premium immediate annuity sales resulting from a re-pricing of this product line in the second half of 2006.
     In Domestic Retirement Services, all major product lines reported increased operating income in the second quarter of 2007, primarily due to higher partnership and yield enhancement income. Group retirement products experienced increased variable annuity and mutual fund deposits and continued to improve their efforts to retain client assets via new rollover products and guaranteed living benefit riders. Individual fixed annuity net flows, while still negative, improved compared to the same period last year due to increased deposits. However, surrender rates increased due to a large number of policies coming out of their surrender charge periods and competition from bank and other short-term fixed rate products. Individual variable annuity results benefited from higher fee income on increased assets under management due to appreciation in the equity markets.
     Second quarter 2007 Foreign Life Insurance & Retirement Services operating income benefited from continued premium growth and increased partnership and unit investment trust income compared to the second quarter of 2006. Foreign life insurance sales were strong in most regions compared to the second quarter of 2006, with U.S. dollar life insurance products in Japan, investment-linked products in Asia and guaranteed income bond products in the U.K. contributing to this growth. Personal accident & health premium growth in Europe and Asia is helping offset results in Japan, which were affected by declining sales and increased expenses related to the termination of certain tax-related products and a provision related to the continuing industry-wide regulatory review of claims. Group products experienced premium growth in the European credit business and higher fee income from pension business in Brazil and Southeast Asia.
     Foreign individual fixed annuity operating income increased in the second quarter of 2007 compared to the prior year’s second quarter due to higher assets under management, net surrender charge income, lower deferred acquisition cost (DAC) amortization related to realized capital losses and the positive effect of DAC unlocking. The weak yen continues to adversely affect fixed annuity sales and surrender activity in Japan. New product and distribution initiatives increased annuity production in Korea, Taiwan and the U.K.
FINANCIAL SERVICES
     Second quarter 2007 Financial Services operating income, before net realized capital gains (losses) and the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133, was $512 million, a decline of 16.5 percent compared to the second quarter of 2006.
     Aircraft Leasing operating income was $190 million in the second quarter of 2007, compared to $189 million in the second quarter of 2006. Strong lease rates and continued growth in the ILFC lease portfolio were partially offset by the increase in interest expense and lower flight equipment remarketing compared to the second quarter of 2006.

     Capital Markets operating income increased 29.4 percent as AIG Financial Products Corp. experienced increased transaction flow in its equity, credit and currency products compared to the second quarter of 2006.
     Second quarter 2007 Consumer Finance operating income was $58 million compared to $199 million in the second quarter of 2006. Second quarter 2007 results include the previously announced $50 million charge related to the estimated cost of implementing the financial remediation plan, pursuant to the terms of the Supervisory Agreement reached by AIG’s domestic consumer finance operations with the Office of Thrift Supervision. This is in addition to the $128 million charge in the first quarter of 2007. American General Finance, Inc. operating income was also adversely affected by lower real estate production volumes and margin compression compared to the prior year. While charge-off and delinquency ratios increased primarily due to maturing of the portfolio, they remain stable and near historic lows.
     Overseas, loan growth in Poland and Argentina fueled strong revenue increases, partially offset by sluggish results in Asia and higher expansion related expenses.
ASSET MANAGEMENT
     Asset Management operating income in the second quarter of 2007, before the effect of consolidated investments that are offset in minority interest expense and net realized capital gains (losses), was $549 million, a 5.0 percent increase compared to the second quarter of 2006. The increase in Guaranteed Investment Contracts operating income was due to a significant increase in partnership income. Growth in the Matched Investment Program also contributed to the increase in second quarter 2007 operating income. Institutional Asset Management results declined, as lower levels of income from gains on real estate sales and carried interest on private equity investments offset higher management fee income resulting from growth in client assets under management. In the second quarter of 2007, a $398 million net realized gain was recognized on the sale of a portion of AIG’s investment in Blackstone Group, LP in connection with its initial public offering. This gain is reported in Asset Management net realized capital gains (losses).
OTHER OPERATIONS
     Second quarter 2007 operating income from Other Operations, including other net realized capital gains (losses) and inter-company eliminations, amounted to a loss of $443 million compared to a $258 million loss in the second quarter of 2006. These results primarily reflect higher interest expense resulting from increased parent company borrowings, higher unallocated corporate expenses and lower income from unconsolidated entities.
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     Additional supplementary financial data is available in the Investor Information section of www.aigcorporate.com.
     A presentation on AIG’s exposure to the U.S. residential mortgage market will be made available in the Investor Information section of www.aigcorporate.com, tomorrow, Thursday August 9, 2007 at 7:30 a.m. EDT.
     A conference call for the investment community will be held tomorrow, Thursday, August 9, 2007 at 8:30 a.m. EDT. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Friday, August 24, 2007.
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     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. Please refer to AIG’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 and AIG’s past and future filings with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
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     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Paris, Switzerland and Tokyo.
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Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2007 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance, and out of period adjustments are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2006, the effect of FIN 46(R), the effect of EITF 04-5, the effect of FAS 133 and the effect of catastrophe-related losses.
     AIG excludes the effects of the 2006 accounting change, FIN 46(R) and EITF 04-5, and the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes certain entities consolidated pursuant to FIN 46(R) or EITF 04-5, including certain AIG managed partnerships, private equity and real estate funds, where AIG does not in fact have the economic interest that is presumed to be held by consolidation, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance. Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006 (a)	Change	2007	2006 (a)	Change

General Insurance Operations:
Net Premiums Written	$12,139	$11,634	4.3%	$24,245	$22,889	5.9%
Net Premiums Earned	11,363	10,678	6.4	22,582	21,148	6.8
Underwriting Profit	1,411	1,374	2.7	2,823	2,519	12.1
Net Investment Income	1,628	1,614	0.9	3,191	2,732	16.8
Income before Net Realized Capital Gains (Losses)	3,039	2,988	1.7	6,014	5,251	14.5
Net Realized Capital Gains (Losses) (b)	(63)	(125)	—	58	(57)	—
Operating Income	$2,976	$2,863	3.9%	$6,072	$5,194	16.9%

Loss Ratio	63.88	63.34		64.03	64.98
Expense Ratio	23.24	23.13		23.29	22.84
Combined Ratio	87.12	86.47		87.32	87.82

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$8,170	$7,648	6.8%	$16,595	$15,448	7.4%
Net Investment Income	6,132	4,420	38.7	11,645	9,254	25.8
Income before Net Realized Capital Gains (Losses)	2,899	2,538	14.2	5,436	4,952	9.8
Net Realized Capital Gains (Losses) (b)	(279)	(157)	—	(535)	59	—
Operating Income	2,620	2,381	10.0	4,901	5,011	(2.2)
Financial Services Operations:
Operating Income excluding FAS 133 and Net Realized Capital Gains (Losses)	512	613	(16.5)	956	1,131	(15.5)
FAS 133 (b)	(528)	(1,163)	—	(613)	(1,841)	—
Net Realized Capital Gains (Losses) (b)	63	20	—	(4)	72	—
Operating Income (Loss)	47	(530)	—	339	(638)	—
Asset Management Operations:
Operating Income excluding Consolidated Investments and Net Realized Capital Gains (Losses)	549	523	5.0	1,335	871	53.3
Consolidated Investments (c)	227	270	—	455	366	—
Net Realized Capital Gains (Losses) (b)	352	(8)	—	332	(3)	—
Operating Income	1,128	785	43.7	2,122	1,234	72.0
Other Income (Deductions) — net	(342)	(314)	—	(985)	(651)	—
Other Net Realized Capital Gains (Losses) (b)	(101)	56	—	51	(116)	—
Income before Income Taxes, Minority Interest and Cumulative Effect of an Accounting Change	6,328	5,241	20.7	12,500	10,034	24.6
Income Taxes	1,679	1,688	(0.5)	3,405	3,123	9.0
Income before Minority Interest and Cumulative Effect of an Accounting Change	4,649	3,553	30.8	9,095	6,911	31.6
Minority Interest, after-tax (c):
Income before Net Realized Capital Gains (Losses)	(359)	(360)	—	(682)	(541)	—
Net Realized Capital Gains (Losses)	(13)	(3)	—	(6)	(19)	—
Income before Cumulative Effect of an Accounting Change	4,277	3,190	34.1	8,407	6,351	32.4
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	—	34	—
Net Income (e)	$4,277	$3,190	34.1%	$8,407	$6,385	31.7%

Financial Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006 (a)	Change	2007	2006 (a)	Change

Net Income (e)	$4,277	$3,190	34.1%	$8,407	$6,385	31.7%
Net Realized Capital Gains (Losses), net of tax	(17)	(144)	—	(73)	(26)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(332)	(824)	—	(537)	(1,157)	—
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	—	34	—
Adjusted Net Income (f)(g)	4,626	4,158	11.3	9,017	7,534	19.7
Earnings Per Share — Diluted:
Net Income (e)	1.64	1.21	35.5	3.21	2.43	32.1
Net Realized Capital Gains (Losses), net of tax	(0.01)	(0.06)	—	(0.03)	(0.01)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	(0.12)	(0.31)	—	(0.20)	(0.44)	—
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	—	0.01	—
Adjusted Net Income (f)(g)	$1.77	$1.58	12.0%	3.44	2.87	19.9
Book Value Per Share				$40.44	$33.76	19.8%
Average Diluted Common Shares Outstanding	2,613	2,625		2,621	2,624

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2006 to conform to the 2007 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(c)	Represents income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in minority interest expense, which is not a component of operating income.

(d)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(e)	In the second quarter and six months of 2007 and 2006, net income includes out of period increases (decreases) as follows:

To reverse net gains on transfers of available for sale securities among legal entities consolidated within AIGFP	$(247)	$—	$(247)	$—
Net realized capital gains relating to foreign exchange	18	—	48	—
Derivative transactions under FAS 133	(33)	—	—	(145)
Income tax remediation	78	—	(51)	(126)
Unit investment trusts	—	374	—	349
Other, primarily remediation activities	45	(95)	(123)	(145)

Total	(139)	279	(373)	(67)
Per Share — Diluted	$(0.05)	$0.11	$(0.14)	$(0.03)

(f)	Adjusted net income excludes net realized capital gains (losses), cumulative effect of an accounting change and FAS 133, net of tax.

(g)	In the second quarter and six months of 2007 and 2006, adjusted net income includes out of period increases (decreases) as follows:

Income tax remediation	$78	$—	$(51)	$(126)
Unit investment trusts	—	374	—	349
Other, primarily remediation activities	45	(63)	(119)	(198)

Total	123	311	(170)	25
Per Share — Diluted	$0.05	$0.12	$(0.07)	$0.01